Exhibit 4.10

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Warrant No. «Warrant_Number»	Number of Shares: «Warrant_1»
Date of Issuance: [ ], 2010	(subject to adjustment)

COMPLETE GENOMICS, INC.

Common Stock Purchase Warrant

No. «Warrant_Number»

Complete Genomics, Inc. (the “Company”), for value received, hereby certifies that «PURCHASER_NAME», or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 5 below), up to «Warrant_2» («Warrant_1») shares of Common Stock of the Company (“Common Stock”), at the Purchase Price (as defined below). The shares purchasable upon exercise of this Common Stock Purchase Warrant (this “Warrant”), are hereinafter referred to as the “Warrant Stock.” The purchase price per share, as adjusted from time to time pursuant to the provisions of this Warrant (the “Purchase Price”), shall be $2.69.

1.        Exercise.

(a)        Manner of Exercise.  If and only if the Exercisability Trigger (as defined below) has occurred, this Warrant may be exercised by the Registered Holder any time after September 30, 2010 and before the Expiration Date (as defined in Section 5 below), in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Registered Holder. For purposes of this Section 1(a), the “Exercisability Trigger” shall be the determination in good faith by the Company’s Board of Directors that, between May 1, 2010 and September 30, 2010, the Company shipped fewer than 369 genomes (which determination shall be final and binding on the Registered Holder). For avoidance of doubt, if the Company’s Board of Directors determines in good faith that, between May 1, 2010 and September 30, 2010, the Company shipped at least 369 genomes, this Warrant shall not be exercisable at any time.

(b)        Effective Time of Exercise.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c)        Net Issue Exercise.

(i)        In lieu of exercising this Warrant in the manner provided above in Section 1(a), the Registered Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Company shall issue to such Registered Holder a number of shares of Warrant Stock computed using the following formula:

X =	Y (A - B)
A

Where	X = The number of shares of Warrant Stock to be issued to the Registered Holder.

Y = The number of shares of Warrant Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation).

A = The fair market value of one share of Warrant Stock (at the date of such calculation).

B = The Purchase Price (as adjusted to the date of such calculation).

(ii)        For purposes of this Section 1(c), the fair market value of Warrant Stock on the date of calculation shall mean with respect to each share of Warrant Stock:

(A)        if the exercise is in connection with an initial public offering of the Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the initial “Price to Public” per share specified in the final prospectus with respect to the offering; or

(B)        if subparagraph (A) is not applicable, the fair market value of Warrant Stock shall be determined in good faith by the Company’s Board of Directors.

(d)        Exchange Right.

(i)        In lieu of exercising this Warrant pursuant to Section 1(a) or net exercising it pursuant to Section 1(c), prior to the closing of a Corporate Transaction (as defined below), other than a Corporate Transaction involving the sale, conveyance or disposal of all or

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substantially all of the Company’s property or business, by written notice to the acquiring entity (the “Acquiring Person”) at least five (5) days before the date of closing of such Corporate Transaction, the Registered Holder may assign, in whole or in part, this Warrant to the Acquiring Person and receive in exchange from the Acquiring Person immediately prior to such closing, without the payment by the Registered Holder of any additional consideration, an amount and type of consideration equal to the amount and type of consideration that would have been payable by the Acquiring Person in the Corporate Transaction with respect to that number of shares of Warrant Stock that would have been issuable had the portion of the Warrant that is so assigned pursuant to this Section 1(d) not been assigned but instead been net exercised pursuant to Section 1(c).

(ii)        The type of consideration paid by the Acquiring Person for the portion of this Warrant that could be net exercised into one share of Warrant Stock pursuant to Section 1(c) shall be the same type of consideration, whether stock, securities or other property, paid for one share of Warrant Stock in the Corporate Transaction, or if more than one type of consideration is paid for one share of Warrant Stock in the Corporate Transaction, the same types and on the same relative basis as is paid for one share of Warrant Stock in the Corporate Transaction.

(e)        Notwithstanding the provisions of Section 1 if the Registered Holder has not exercised this Warrant prior to the closing of a Corporate Transaction or an Initial Public Offering, this Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 1(c), without any further action on behalf of the Registered Holder, immediately prior to such closing.

(f)        Delivery to Registered Holder.  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i)        a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii)        in case such exercise is in part only, a new warrant or warrants (dated as of the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a), 1(c) or 1(d) above.

2.        Adjustments.

(a)        Stock Splits and Dividends.  If outstanding shares of Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such

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subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(b)        Reclassification, Etc.  In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 2.

(c)        Adjustment Certificate.  When any adjustment is required to be made in the Warrant Stock or the Purchase Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

3.        Transfers.

(a)        Unregistered Security.  Each holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

3.2        Transferability.  Subject to the provisions of Sections 3(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company, provided, however, that the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Registered Holder, provided further, that the transferee agrees in writing to be subject to the terms of (i) Section 1.14

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of that certain Fourth Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and among the Company and certain of its stockholders, as such may be amended from time to time (the “Rights Agreement”), and (ii) that certain Fourth Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company and certain of its stockholders, as such may be amended from time to time.

(a)        Warrant Register.  The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4.        Representations and Warranties of the Registered Holder.  The Registered Holder hereby represents and warrants to the Company that:

4.1        Authorization.  The Registered Holder has full power and authority to enter into this Warrant. The Warrant, when executed and delivered by the Registered Holder, will constitute a valid and legally binding obligation of the Registered Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2        Purchase Entirely for Own Account.  This Warrant is issued to the Registered Holder in reliance upon the Registered Holder’s representation to the Company, which by the Registered Holder’s acceptance of this Warrant, the Registered Holder hereby confirms, that the Warrant to be acquired by the Registered Holder and the Warrant Stock (collectively, the “Securities”) will be acquired for investment for the Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By accepting this Warrant, the Registered Holder further represents that the Registered Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Registered Holder has not been formed for the specific purpose of acquiring the Securities.

4.3        Disclosure of Information.  The Registered Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and the Securities. The Registered Holder has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management and has had an opportunity to review the Company’s facilities. The Registered Holder understands that such discussions, as well as any written information

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delivered by the Company to the Registered Holder, were intended to describe the aspects of the Company’s business which it believes to be material.

4.4        Restricted Securities.  The Registered Holder understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Registered Holder’s representations as expressed herein. The Registered Holder understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Registered Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Registered Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale. The Registered Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Registered Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

4.5        No Public Market.  The Registered Holder understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

4.6        Accredited or Sophisticated Investor.  The Registered Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.7        “Lock-Up Agreement”.  The Registered Holder acknowledges and agrees that it is subject to the “lock-up agreement” set forth in Section 1.14 of the Rights Agreement.

5.        Termination.  This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”): (a) September 1, 2015; (b) the sale, conveyance or disposal of all or substantially all of the Company’s property or business or the Company’s merger with or into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (a “Corporate Transaction”), provided that a merger effected exclusively for the purpose of changing the domicile of the Company or an equity financing in which the Company is the surviving corporation shall not be deemed a Corporate Transaction or (c) September 30, 2010, provided that the Company’s Board of Directors has determined in good faith that, between May 1, 2010 and September 30, 2010, the Company has shipped at least 369 genomes.

6.        Notices of Certain Transactions.  In case:

(a)        the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose

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of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)        of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, including, without limitation, a Corporate Transaction, or

(c)        of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)        a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act (an “Initial Public Offering”).

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined or (iii) the anticipated effective date of the consummation of such Initial Public Offering. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.

7.        Reservation of Stock.  The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. If at any time prior to the Expiration Date the number of authorized but unissued shares of Warrant Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Warrant Stock to such number of shares as shall be sufficient for such purposes. The Company covenants and agrees that all Warrant Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.

8.        Exchange of Warrants.  Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on

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the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

9.        Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in a form reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.        No Rights as Stockholder.  Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights solely by virtue hereof as a stockholder of the Company.

11.        No Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

12.        Amendment or Waiver.  Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

13.        Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

14.        Governing Law.  This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

15.        Survival of Representations.  Unless otherwise set forth in this Warrant, the warranties, representations and covenants of the Company and the Registered Holder contained in or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

16.        Transfer; Successors and Assigns.  The terms and conditions of this Warrant shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Warrant, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Warrant, except as expressly provided in this Warrant.

17.        Counterparts.  This Warrant may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

18.        Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Warrant, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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19.        Severability.  If one or more provisions of this Warrant are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Warrant, (b) the balance of this Warrant shall be interpreted as if such provision were so excluded and (c) the balance of this Warrant shall be enforceable in accordance with its terms.

20.        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Warrant, upon any breach or default of any other party under this Warrant, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to any party, shall be cumulative and not alternative.

21.        Notices.  Any notice required or permitted by this Warrant shall be in writing and shall be mailed by registered mail, certified mail (return receipt requested) or by internationally recognized express courier (e.g., Federal Express), postage prepaid, or sent by fax or electronic mail or otherwise delivered by hand or by messenger, addressed to the party to be notified at such party’s address as set forth below, or as subsequently modified by written notice. Each such notice shall be treated as effective or having been given on the earliest to occur of the following: the date of personal delivery or delivery by messenger; one (1) business day after transmission by fax or electronic mail, with confirmation of transmission and with copy by first class mail, postage paid; one (1) business day after deposit with an internationally recognized express courier for United States deliveries, or three (3) business days after such deposit for deliveries outside the United States; or three (3) business days after deposit in a regularly maintained receptacle for the deposit of the United States mail be registered or certified mail (return receipt requested) for United States deliveries.

If to the Registered Holder, to the Registered Holder’s address on the Company’s books and records, as the Registered Holder may update from time to time by delivering written notice thereof to the Company.

If to the Company, to:

Complete Genomics, Inc.

2071 Stierlin Court

Mountain View, California 94043

Facsimile No.: (650) 964-2108

Attention: Clifford A. Reid

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with a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Facsimile No.: (650) 463-2600

Attention: Alan C. Mendelson and Greg Chin

22.        Entire Agreement.  This Warrant, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

[Signature page follows]

10.

IN WITNESS WHEREOF, the Company has caused this Common Stock Purchase Warrant to be issued as of the date first written above.

COMPANY:

COMPLETE GENOMICS, INC.

By:
Clifford A. Reid
President and Chief Executive Officer

[SIGNATURE PAGE TO COMMON STOCK PURCHASE WARRANT]

Accepted and Agreed:

REGISTERED HOLDER:

[ ]

By:

Name:

Title:

[SIGNATURE PAGE TO COMMON STOCK PURCHASE WARRANT]

EXHIBIT A

PURCHASE/EXERCISE FORM

To: Complete Genomics, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant No. «Warrant_Number», hereby irrevocably elects to (a) purchase                      shares of the Common Stock covered by such Warrant and herewith makes payment of $                    , representing the full purchase price for such shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for                      shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 1(c) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 4 of the Warrant and by its signature below hereby makes such representations and warranties to the Company as of the date hereof.

Signature:

Name (print):

Title:

Company:

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, «PURCHASER_NAME» hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Common Stock covered thereby set forth below, unto:

Name of Assignee	Address/Fax Number	No. of Shares

Dated:	Signature:

Witness: